Exhibit 10.6

AMENDMENT TO (2006) SEVERANCE AGREEMENT

FOR EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The following provisions of your Severance Agreement, which becomes effective January 1, 2009, are hereby amended to read as follows:

1. Section 3 is replaced as follows: If any of the events described in Section 2 hereof constituting a Change in Control shall have occurred, Executive shall be entitled to the benefits provided in Section 4(iv) hereof upon the subsequent termination of Executive’s employment with the Company and its subsidiaries during the term of this Agreement unless such termination is (A) a result of Executive’s death or Retirement (except as provided in Section 3(i) below), (B) by Executive without Good Reason, or (C) by the Company or any of its subsidiaries for Disability or for Cause. In addition, Executive shall be entitled to the compensation provided for in Section 4(iv) hereof payable only upon the occurrence of an event described in Section 2 constituting a Section 409A Change in Control (as if his termination had occurred after the Section 409A Change in Control) if, after an agreement has been signed which, if consummated, would result in a Section 409A Change in Control, (x) Executive is terminated without Cause by the Company or any of its subsidiaries prior to the Section 409A Change in Control, and (y) such termination was at the instigation or request of the party to the agreement seeking to cause the Section 409A Change in Control or is otherwise in connection with the anticipated Section 409A Change in Control. “Section 409A Change in Control” means a “change in control event” within the meaning of the regulations under Section 409A(a)(2)(A)(v) of the Code determined in accordance with the uniform methodology and procedures adopted by the Company and in effect on December 31, 2007.

2. Section 4(i) is replaced as follows: During any period that Executive fails to perform Executive’s full-time duties with the Company and its subsidiaries as a result of the Disability, Executive shall continue to receive an amount equal to Executive’s base salary at the rate in effect at the commencement of any such period, and Bonus, through the Date of Termination for Disability; provided, however, that if any such period of Disability ends during the term of this Agreement, Executive shall have the right to resume active employment with the Company immediately following the end of such period of Disability, unless, prior to the end of such period of Disability, the Company has terminated Executive’s employment. Thereafter, Executive’s benefits shall be determined in accordance with the employee benefit programs of the Company and its subsidiaries then in effect.

3. Section 4(iv)(B) is replaced as follows: The Company shall pay Executive, on the sixty-fifth day following the Separation from Service Date (as defined in Section 4(v) below), as severance pay to Executive a severance payment equal to three (3) times the sum of (i) Executive’s Base Salary, and (ii) Bonus.

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4. Section 4(iv)(C) is replaced as follows: The Company shall also pay to Executive, no less frequently than monthly, all legal fees and expenses reasonably incurred by Executive in connection with this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing the nature of any such termination for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement); provided, however, that if a determination is made by the arbitrator selected under Section 11 hereof that Executive acted in a frivolous manner in contesting or disputing such termination or seeking to obtain or enforce such right or benefit, the Company shall not be liable to pay such legal fees or expenses otherwise provided for thereunder and the Company shall be entitled to recover from Executive any such amounts so paid (either directly or, except as would violate the requirements of Section 409A(a)(3) of the Code, by setoff against any amounts then owed Executive by the Company). Notwithstanding the penultimate sentence of Section 8, no reimbursement pursuant to this Section 4(iv)(C) shall be paid later than the last day of the tenth (10th) calendar year following the calendar year in which the applicable statute of limitations for breach of contract claims expires or, if later, the last day of the calendar year following the calendar year in which there is a settlement or other final and nonappealable resolution of the related contest or dispute.

5. The first two sentences of Section 4(iv)(D)(i) are replaced as follows: Upon the date of Termination, Executive (or Executive’s spouse or applicable beneficiary in the event of Executive’s death) will be eligible to receive a benefit, from the Company’s general funds to be calculated using the benefit calculation provisions of the WYETH Retirement Plan—United States (the “DB Plan”) and, to the extent Executive participates therein, the WYETH Supplemental Executive Retirement Plan (the “SERP”) and the WYETH Executive Retirement Plan (the “ERP”) as if the provisions thereunder contained the assumptions set forth herein, and offset by any benefits actually payable under the DB Plan, the SERP, and the ERP not taking into account the assumptions set forth herein. Executive’s elections with respect to his 409A Benefit (as defined in the SERP) under the SERP will apply for purposes of determining the timing and form of payment related to the portion of the benefit payable in respect of the DB Plan and the SERP, and Executive’s elections, if any, with respect to his 409A Benefit (as defined in the ERP) under the ERP will apply for purposes of determining the timing and form of payment related to the portion of the benefit payable in respect of the ERP.

6. Section 4(iv)(E) is replaced as follows: Executive shall become eligible for all benefits, in addition to those described in Section 4(iv)(D) above, made available immediately prior to the Date of Termination (or, if greater, immediately prior to the date of the Change in Control) to retirees of the Corporation, including, without limitation, retiree medical coverage and life insurance benefits, if at the time of termination Executive is (x) age fifty (50) or older (without regard to Section 4(iv)(D)(ii) above) or (y) has a combination of age and years of service that equal or exceed sixty (60) years (determined after giving effect to the provisions of Section 4(iv)(D)(ii) above), as if Executive had at the Date of Termination satisfied the service and age conditions for coverage under the applicable provisions of the Company’s employee benefit plans in each case, for the applicable period of time specified therein and without regard to any termination or reservation of rights provision thereof exercisable by the Company or its successors.

7. Section 4(iv)(F) is replaced as follows: From the Date of Termination, until the earlier of (i) the last day of the Severance Period or (ii) the date upon which Executive becomes eligible to participate in plans of another employer (such period, the “Benefit Continuation Period”), the Company will continue Executive’s participation and coverage in all the Company’s life, medical, dental plans and other welfare benefit plans (but excluding the Company’s disability plans) (“Insurance Benefits”), and, in lieu of providing any continuing perquisites or fringe benefits, the Company shall, on the sixty-fifth day following the Separation from Service Date, make a one-time lump sum cash payment for transition benefits of $20,000 for each year of the Severance Period; provided, however, that if any other Company plan, arrangement or agreement provides for continuation of Insurance Benefits then Executive shall receive such coverage under such other plan, arrangement or agreement, and if the period of such coverage is shorter than the Benefit Continuation Period, then Executive shall receive pursuant to this Section, such coverage for the remainder of the Benefit Continuation Period.

8. Section 4(iv)(G) is replaced as follows: To the extent that, under the terms of any plan, any Company “restricted” stock awards or options shall terminate or be forfeited upon or following Executive’s termination of employment without, in the case of options, the opportunity to exercise after Notice of Termination and to sell the underlying shares immediately after exercise without legal impediment, then Executive (or any permitted transferee) shall receive, within ten (10) days after the Separation from Service Date, an amount in respect of such terminated or forfeited stock awards or options, equal to the sum of (i) the Cashout Value (as defined below) of all the shares covered by the restricted stock awards so forfeited (with units converted to shares based on the target awards), and (ii) the excess of (a) the Cashout Value of all the shares subject to options which were so forfeited over (b) the aggregate exercise price of the shares subject to such forfeited options. For purposes of this Section 4(iv)(G), the “Cashout Value” of a share shall mean the average of the closing prices paid for the Company’s common stock (or any other securities to which the restricted shares or options relate) on any national exchange on which such shares are traded on the trading day on the Separation from Service Date (or, if no such shares are traded such day, the most recent date preceding the Separation from Service Date on which such shares were traded). At all times that there are options outstanding, the Company shall keep in place an effective registration statement (on form S-8 or otherwise) and shall take any other further action necessary to permit the sale, without restriction, by Executive (or any permitted transferee) of shares received upon the exercise of options.

9. Section 4(v) is added as follows: Notwithstanding the foregoing provisions of this Section 4, if, as of the Separation from Service Date, Executive is a Specified Employee, then, except to the extent that this Agreement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the following shall apply:

1) No payments shall be made and no benefits shall be provided to Executive, in each case, during the period beginning on the Separation from Service Date and ending on the six-month anniversary of such date or, if earlier, the date of Executive’s death.

2) On the first business day of the first month following the month in which occurs the six-month anniversary of the Separation from Service Date or, if earlier, Executive’s death, the Company shall make a one-time, lump-sum cash payment to the Executive in an amount equal to the sum of (x) the amounts otherwise payable to the Executive under this Agreement during the period described in Section 4(v)(1) above and (y) the amount of interest on the foregoing at the applicable federal rate for instruments of less than one year.

For purposes of this Agreement, “Separation from Service Date” shall mean the date of the Executive’s “separation from service” within the meaning of Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code. “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

10. The first sentence of Section 5(i)(C) is replaced as follows: If the Tax Counsel determines that any Excise Tax is payable by Executive and that the criteria for reducing the Payments to the Capped Amount (as described in Section 5(i)(A) above) is met, then the Company shall reduce the Payments by the amount which, based on the Tax Counsel’s determination and calculations, would provide Executive with the Capped Amount, and pay to Executive such reduced Payments; provided that the Company shall first reduce the severance payment under Section 4(iv)(B) and shall next reduce the benefits described in Section 4(iv)(D).

11. Section 5(vii) is added as follows: Notwithstanding the other provisions of this Section 5 and the penultimate sentence of Section 8, all Gross-Up Payments shall be made to the Executive not later than the end of the calendar year following the year in which the Executive remits the related taxes and any reimbursement of the costs and expenses described in Section 5(iii) shall be paid not later than the end of the calendar year following the year in which there is a final and nonappealable resolution of, or the taxes are remitted that are the subject of, the related claim.

12. Following the third sentence, Section 8 is replaced as follows: This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right to accelerate any payment or the provision of any benefits under this Agreement or to make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections and the applicable regulations and guidance thereunder. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, local or other applicable law. Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. The obligations of the Company under Sections 4 and 5 shall survive the expiration of the term of this Agreement.

13. Section 16 is deleted.